Exhibit 10.3

January 4, 2018

ZAIS Group, LLC

2 Bridge Ave Suite 322

Red Bank, NJ 07701

Mr. Daniel Curry

[ADDRESS REDACTED]

Dear Mr. Curry,

Please let this letter serve as confirmation of your offer of employment by ZAIS Group, LLC (“ZAIS”) to commence full time work on January 8, 2018 in the position of President of ZAIS, reporting to Christian Zugel, the Chief Investment Officer of ZAIS. Mr. Zugel will propose you as Chief Executive Officer and President of ZAIS Group Holdings, Inc. (“ZGH”), a publicly held company whose shares are traded on NASDAQ and to fill any vacancy on the Board of Directors of ZGH. Your appointment as Chief Executive Officer and President of ZGH, and the effectiveness of this offer letter, is subject to your election by the Board of Directors of ZGH.

Employment with ZAIS is on an at-will basis. That means that either you or ZAIS may end the employment relationship at any time, for any reason or no reason, with or without notice. Termination of your employment by ZAIS for any reason or no reason will result in the contemporaneous termination of your position as Chief Executive Officer and President of ZGH. Your position is a full time exempt position.

Your annual base salary will be $400,000, prorated for the 2018 calendar year, payable in semimonthly installments of $16,667, and subject to all federal, state, and local withholdings, and deductions for your participation in ZAIS’ employee benefit plans.

In addition to your base salary, you will be eligible to receive additional incentive compensation. The payment, the amount, the timing, and character of incentive compensation, if any, is at the sole discretion of ZAIS, and is further subject to approval by the Compensation Committee of the ZGH Board of Directors, and will be determined by, among other factors, both ZAIS’s financial results and your individual performance, No such additional incentive compensation has been promised to you and you are not relying on the prospect of additional incentive compensation in accepting this offer of employment.

As a further condition to your employment by ZAIS, you will be required to execute a non-competition agreement with ZAIS containing customary confidentiality, non-competition, and non-solicitation provisions. This agreement will be provided separately from this offer of employment.

SEC Rule 206(4)-5 “Political Contributions by Certain Investment Advisers” may place certain restrictions on ZAIS as a result of your past and future political contributions. Therefore, as an additional condition of your employment, you will be required to provide a list of all political contributions made by you and members of your household during the past 24 months by completing Attachment I of this letter - “Political Contributions – Employment Candidate Disclosure”. Any misrepresentation of or omission of any contributions from this information request, will be cause for your dismissal from employment.

We understand, and you confirm, that you (i) are a citizen of the United States or are legally eligible to work here, (ii) are not registered as an investment advisor under the Investment Advisors Act of 1940, (iii) do not maintain any other federal or state securities registrations or licenses, (iv) are not subject to any order issued by the Securities and Exchange Commission or any other securities regulator, (v) have never been convicted of, or plead guilty to, a crime, (vi) are not a defendant in any litigation, (vii) have never been accused in any litigation or regulatory action of any violations of federal, state or foreign securities laws or breach of fiduciary duty, (viii) are not aware of any investigation or examination commenced or contemplated to be commenced against you by any governmental agency, regulatory authority or securities or commodities exchange in the United States or elsewhere, and (ix) are not subject to any employment agreement or contract that would be violated by your employment with ZAIS.

This offer of employment, and your continued employment, are contingent upon the accuracy of the foregoing as well as the results of your background check. If the background check reveals any information that ZAIS may deem to represent a risk to ZAIS, we reserve the right to rescind this offer.

You will be entitled to five weeks of paid time off per year (this is all inclusive of vacation, sick days, personal days, etc.), pro-rated for the first calendar year based on your date of hire. As a full time employee, you will also be eligible to participate in ZAIS benefit programs which include:

Medical, dental, and vison insurance plans

401K (after three months continuous employment)

Life insurance

LTD disability coverage

If the above terms are agreeable to you, please sign below, and return this letter to Ann O’Dowd within five business days.

Regards,

/s/ Christian Zugel	/s/ Daniel Curry
ZAIS Group LLC
CC: Ann O’Dowd

ATTACHMENT I

POLITICAL CONTRIBUTIONS – EMPLOYMENT CANDIDATE DISCLOSURE

SEC Rule 206(4)-5 concerning “Political Contributions by Certain Investment Advisers” may place certain restrictions on ZAIS as a result of your past and future political contributions to candidates, successful candidates or holders of state or local public office in the U.S., or to candidates for federal office if they currently hold a state or local political office in the U.S. (collectively, “Political Contributions”).

As a condition of your employment, please either acknowledge your understanding of this requirement and state you have made no such contributions, or provide a list of all such political contributions you and members of your household made during the past 24 months. Any misrepresentation or omission about your contributions may be cause for your dismissal from employment.

A.	☒	I have made no Political Contributions, nor have any members of my household, during the past 24 months.
B.	☐	I (or members of my household) have made one or more Political Contributions during the past 24 months.

/s/ Daniel Curry
Daniel Curry
(Name/Signature)

If you checked B., above, please provide the following information for each political contribution that has been made. Attach additional pages, as needed.

Public Office:

Jurisdiction:

Recipient:

Value:

Date of Contribution:

Attach additional pages if necessary